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                                                                     EXHIBIT 5.1

                         [Perkins Coie LLP letterhead]


                                 June 11, 1999


ICOS Corporation
22021 20th Avenue S.E.
Bothell, WA  98021

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the registration under the Securities Act of 1933, as amended, by ICOS Corporation (the "Company") of up to 7,550,600 shares of Common Stock, $.01 par value (the "Shares"). The Shares are to be offered and sold by securityholders of the Company, following receipt of such Shares pursuant to the exercise of warrants to purchase shares of the Company's Common Stock (the "Warrants"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (the "Registration Statement") which you are filing with the Securities and Exchange Commission. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that, when issued and delivered in accordance with the terms of the Warrants for the consideration expressed therein, the Shares will be duly authorized and validly issued and fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,


                              /s/ Perkins Coie LLP